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                                                          Exhibit 99.22.(d)(vii)

                    Addendum to Management Agreement between
                          Lord Abbett Series Fund, Inc.
                                       And
                             Lord, Abbett & Co. LLC
                    DATED: JANUARY 1, 2006 (THE "AGREEMENT")


     Lord, Abbett & Co. LLC ("Lord Abbett") and Lord Abbett Series Fund, Inc. with respect to the All Value Portfolio, America's Value Portfolio, International Portfolio, and Mid-Cap Value Portfolio (each a "Portfolio" and collectively the "Portfolios"), do hereby agree that the annual management fee rate for each Portfolio with respect to paragraph 2 of the Agreement shall be as follows: 0.75 of 1% of the first $1 billion of the Fund's average daily net assets; 0.70 of 1% of the next $1 billion of such assets; and 0.65 of 1% of such assets in excess of $2 billion.

     For purposes of Section 15 (a) of the Act, this Addendum and the Agreement shall together constitute the investment advisory contract of the Portfolios.


                                      LORD, ABBETT & CO. LLC


                                      BY:    /s/ Lawrence H. Kaplan
                                            -------------------------------
                                            Lawrence H. Kaplan
                                            Member and General Counsel


                                      LORD ABBETT SERIES FUND, INC.


                                      BY:    /s/ Christina T. Simmons
                                            --------------------------------
                                            Christina T. Simmons
                                            Vice President & Assistant Secretary